Exhibit T3A.17
CERTIFICATE OF INCORPORATION
OF
AT&T Credit Corporation of Puerto Rico
* * * * *
     1. The name of the corporation is
         AT&T Credit Corporation of Puerto Rico
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     4. The total number of shares of stock which the corporation shall have authority to issue is one (1); such share shall be without par value.
     5. The stockholder shall have the preemptive right to subscribe to all additional issues of stock.

     6. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
L. J. Vitalo	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

J. A. Grodzicki	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

D. A. Hampton	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801
     7. The corporation is to have perpetual existence.
     8. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation, subject to any conditions imposed by the stockholder.
     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 16th day of March, 1988.

/s/ L. J. Vitalo
L. J. Vitalo

/s/ J. A. Grodzicki
J. A. Grodzicki

/s/ D. A. Hampton
D. A. Hampton